Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

PROFRAC GDM, LLC

as Seller,

PWRTEK, LLC,

as Buyer,

and

solely for the purposes stated expressly herein,

PROFRAC HOLDING CORP.,

PROFRAC SERVICES, LLC,

FLOTEK INDUSTRIES, INC.

and

FLOTEK CHEMISTRY, LLC

Dated as of April 28, 2025

Certain identified information has been excluded because it is both (1) not material and (2) private and confidential. Such excluded information is identified herein with “[***].”

Certain annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted achievement to the Securities and Exchange Commission on a confidential basis upon request

-i-

5.05	Legal Proceedings	24
5.06	Brokers	25
5.07	Compliance with Laws	25

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25
6.01	Corporate Existence	25
6.02	No Conflicts or Litigation	25
6.03	Authority and Enforceability	26
6.04	Approvals	26
6.05	Certain Fees	26
6.06	Compliance with Laws	27
6.07	Transactions with Affiliates	27
6.08	Securities Law Matters	27

ARTICLE VII. COVENANTS		28
7.01	Access to Information	28
7.02	Tax Matters	28
7.03	Confidentiality; Publicity	29
7.04	Employees	30
7.05	Under Construction Assets	30
7.06	Seller Names and Marks	31
7.07	Bulk Transfer Laws	31
7.08	Title Matters	31
7.09	Further Assurances	31
7.10	Company Stockholder Approval	31
7.11	Proxy Statement	32
7.12	Registration Rights Agreement	33
7.13	Exchange Listing	33

ARTICLE VIII. INDEMNIFICATION		34
8.01	Survival of Representations and Warranties and Covenants	34
8.02	Indemnification by Seller	34
8.03	Indemnification by Buyer	35
8.04	Indemnification by Company	35
8.05	Certain Limitations	35
8.06	Indemnification Procedures	36
8.07	Payments	38
8.08	Tax Treatment of Indemnification Payments	38
8.09	Exclusive Remedies	38

ARTICLE IX. MISCELLANEOUS		38
9.01	Entire Agreement	38
9.02	Expenses	38
9.03	No Waiver	39
9.04	Amendments	39
9.05	Addresses for Notices	39
9.06	Captions	40

-ii-

9.07	Severability	40
9.08	Assignment	40
9.09	No Third-Party Beneficiary	40
9.10	Specific Performance	41
9.11	Counterparts	41
9.12	Governing Law; Jurisdiction; Waiver of Jury Trial	41

-iii-

EXHIBITS

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement [Omitted]
Exhibit B	Form of Intellectual Property Assignment [Omitted]
Exhibit C	Form of Intellectual Property License [Omitted]
Exhibit D	Specifications for Under Construction Assets [Omitted]
Exhibit E	Form of Warrant [Omitted]
Exhibit F	Form of Note [Omitted]
Exhibit G	Form of Security Agreement [Omitted]
Exhibit H	Form of Voting Agreement [Omitted]
Exhibit I	Form of D&O Voting Agreement [Omitted]
Exhibit J	Restructuring [Omitted]

SCHEDULES

Schedule 1.01	Permitted Liens [Omitted]
Schedule 2.01(a)	Principal Assets [Omitted]
Schedule 2.01(b)	Acquired Inventory [Omitted]
Schedule 2.01(c)	Personal Property [Omitted]
Schedule 2.01(d)	Under Construction Assets [Omitted]
Schedule 2.01(e)	Intellectual Property Assets [Omitted]
Schedule 2.01(f)	Assigned Contracts [Omitted]
Schedule 2.01(g)	Permits [Omitted]
Schedule 3.03(c)	Licensed IP [Omitted]

Seller Disclosure Schedule [Omitted]

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 28, 2025, by and among ProFrac GDM, LLC, a Texas limited liability company and indirect subsidiary of ProFrac (“Seller”), PWRTEK, LLC, a Texas limited liability company and subsidiary of the Company (“Buyer”), ProFrac Holding Corp., a Delaware corporation (“ProFrac”), solely with respect to the ProFrac Provisions, Flotek Industries, Inc., a Delaware corporation (the “Company”), solely with respect to the Company Provisions, ProFrac Services, LLC, a Texas limited liability company (“ProFrac Services”), solely with respect to Sections 3.02, 3.03(c) and 4.07 of this Agreement, and Flotek Chemistry, LLC, an Oklahoma limited liability company (“Flotek Chemistry”), solely with respect to Section 3.02 of this Agreement (each of the preceding a “Party”, and collectively, the “Parties”).

RECITALS:

WHEREAS, as a result of the Restructuring, Seller owns certain power generating assets used primarily for the provision of mobile monitoring tools for hydraulic fracturing operations in the oil and gas industry (the “Business”);

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, certain assets relating to the Business, and in connection therewith, Buyer has agreed to assume certain liabilities of Seller in exchange for the Offset Price (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the other transactions described herein, at the Closing (i) the Company will issue and sell to Seller a warrant to purchase six million (6,000,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), subject to stockholder approval, substantially in the form of Exhibit E hereto (the “Warrant”, and the Warrant and the underlying shares of Common Stock, the “Securities”); (ii) Buyer will execute and deliver to Seller a promissory note in the initial principal amount of $40,000,000, substantially in the form of Exhibit F hereto (the “Note”); and (iii) the Parties will have agreed to Residual Offset (as defined below) in an amount equal to $7,247,891.38 (the “Residual Amount”), in each case on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“2024 OSP” has the meaning set forth in Section 3.02(a).

“Acquired Assets” has the meaning set forth in Section 2.01.

“Acquired Inventory” has the meaning set forth in Section 2.01(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided that for purposes of this definition, neither Buyer or Company, on the one hand, nor Seller or ProFrac, on the other hand, will be deemed Affiliates of the other; and provided further that “Affiliate” with respect to Seller shall mean ProFrac and its Subsidiaries.

“Agreed Allocation” has the meaning set forth in Section 3.05.

“Agreement” has the meaning set forth in the preamble hereto.

“Approval Deadline” has the meaning set forth in Section 7.10(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(f).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.

“Bill of Sale, Assignment and Assumption Agreement” means a Bill of Sale, Assignment and Assumption Agreement, by and between Seller and Buyer, in substantially the form attached hereto as Exhibit A.

“Business” has the meaning set forth in the recitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.01 (Organization and Good Standing), 5.02 (Authorization), 5.04 (Non-Contravention) and 5.06 (Brokers).

“Cap” has the meaning set forth in Section 8.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company Board” means the board of directors of the Company.

“Company Stockholders Meeting” has the meaning set forth in Section 7.10(a).

“Consideration” has the meaning set forth in Section 3.02(a).

“Company Provisions” means (a) Sections 7.10, 7.11, 7.12 and 7.13, (b) the Company Representations, and (c) Article VIII and Article IX.

“Company Representations” means the representations and warranties of the Company set forth in Article VI.

“Company SEC Documents” has the meaning set forth in Section 6.08.

“Contract” means any written contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, purchase order, binding bid, letter of credit or other legally binding document or arrangement.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Dataroom” means the virtual data room “Project Titan” hosted by Venue in connection with the Transaction.

“Deductible” has the meaning set forth in Section 8.05(a).

“Effective Time” means 12:01 a.m., prevailing Central Time, on the Closing Date.

“Environmental Claim” means any Proceeding, Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means Laws with respect to protection of the environment, natural resources, or occupational health and safety, including (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the treatment, storage, disposal or remediation of Hazardous Substances.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required by or from a Governmental Authority under any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Flotek Chemistry” has the meaning set forth in the preamble to this Agreement.

“Future OSP” means any Order Shortfall Payments that may become due and payable to Flotek Chemistry under the Supply Agreement beginning in calendar year 2026 (which would be in respect of Order Shortfall Payments arising as a result of orders under the Supply Agreement during calendar year 2025) and through the end of the term of the Supply Agreement (as and to the extent it may be extended).

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government of the United States, or of any state of the United States, city, county or political subdivision, and any tribunal, court or arbitrator(s) of competent jurisdiction therein, including zoning, planning and subdivision authorities, agencies, departments, boards, commissions or instrumentalities.

“Hazardous Substance” means any regulated quantity or concentration of a substance or material listed, defined or classified as a hazardous substance, hazardous material, extremely hazardous substance, toxic substance, or hazardous waste under any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, asbestos-containing materials, radioactive materials, flammables and explosives.

“Holdings II” means ProFrac Holdings II, LLC, a Texas limited liability company.

“Income Taxes” means any Tax imposed on, or measured by, income, franchise, profits or gross receipts or any similar Taxes.

“Institutional Accredited Investor” means an institutional “accredited investor” within the meaning of subparagraph (a) (1), (2), (3), (7) or (8) of Rule 501 under the Securities Act.

“Intellectual Property” means any of the following: (i) patents and patent applications utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, trade names, logos, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated therewith), (iii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration, moral rights and waivers and consents not to enforce such moral rights, (iv) Internet domain names, URLs, and social media identifiers and handles, (v) Software (including object code, source code, or other form), data, databases, and collections of data; (vi) Trade Secrets; and (vii) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to the items in the foregoing clauses (i) through (vi).

“Intellectual Property Assets” has the meaning set forth in Section 2.01(e).

“Intellectual Property Assignment” has the meaning set forth in Section 3.03(b).

“Intellectual Property License” has the meaning set forth in Section 3.03(c).

“Knowledge of Buyer” or “Buyer Knowledge” means the actual knowledge, after due inquiry of each of the chief executive officer and chief financial officer of the Company.

“Knowledge of Company” or “Company Knowledge” means the actual knowledge, after due inquiry of each of the chief executive officer and chief financial officer of the Company.

“Knowledge of Seller” means the actual knowledge, after due inquiry of each of the executive chairman, chief financial officer and general counsel of ProFrac Services.

“Laws” means applicable laws, statutes, rules, regulations, ordinances, and codes having the effect of law, of the United States or any state, county, city or other political subdivision thereof or of any Governmental Authority (or under the authority of the NYSE).

“Lease Agreement” means that certain agreement for equipment rental, dated as of the Closing Date, by and between Seller and Buyer, pursuant to which Buyer will lease certain power generating assets to Seller.

“Liabilities” of any Person means, as of any given time, any and all indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Licensed IP” means the Intellectual Property identified on Schedule 3.03(c).

“Liens” means any mortgage, deed of trust, pledge, security interest, lease, lien, levy, charge, easement, restrictive covenant, encroachment or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, other than Permitted Liens.

“Losses” means losses, damages, Liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of defense and, subject to the limitations set forth in this Agreement, settlement and reasonable fees and expenses of lawyers, experts, and other professionals, and costs of enforcing any right to indemnification hereunder (to the extent it is finally determined that such related matter is entitled to be indemnified) and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any material and adverse effect on: (i) the assets, liabilities, financial condition, business, or operations of the Company and its Subsidiaries, taken as a whole, other than (A) those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on the Company and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which the Company and its Subsidiaries participate or are engaged, and (B) any change, in and of itself, in the market price or trading volume of the Common Stock; (ii) the ability of the Company and its Subsidiaries, taken as a whole, to carry out their businesses as of the date of this Agreement; (iii) the legality, validity, or enforceability of any Transaction Document; or (iv) the ability of the Company and its Subsidiaries, including without limitation Buyer, to consummate the Transactions, or perform its obligations, under any Transaction Document on a timely basis.

“Note” has the meaning set forth in the recitals.

“NYSE” means the New York Stock Exchange.

“Offset Price” has the meaning set forth in Section 3.02(a)(i).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Order Shortfall Payments” has the meaning set forth in the Supply Agreement.

“Organizational Documents” means, as the context requires, (i) the certificate or articles of incorporation or organization, as applicable, and bylaws, or other equivalent organizational documents, each as amended to date, and/or (ii) the certificate of formation and limited liability company agreement or other equivalent organizational documents, each as amended to date.

“Outside Date” has the meaning set forth in Section 7.05(b).

“Party” or “Parties” means Seller and Buyer, each individually, a “Party,” and collectively as the “Parties.”

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted, issued, made or required by any Governmental Authority.

“Permitted Liens” means those Liens set forth on Schedule 1.01.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, other business or entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning on the Closing Date. For a Straddle Period, the portion of the Straddle Period that begins on the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending prior to the Closing Date. For a Straddle Period, the portion of the Straddle Period that ends on the day immediately prior to the Closing Date shall constitute a Pre-Closing Tax Period.

“Principal Assets” has the meaning set forth in Section 2.01(a).

“Proceeding” means any action, legal contest, suit, complaint, investigation, audit, petition, demand, claim, proceeding, arbitration, mediation, hearing or other proceeding (whether civil, criminal, administrative or judicial, or whether public or private) commenced, brought, conducted or heard by or before a Governmental Authority or an arbitrator.

“ProFrac Provisions” means (a) Sections 4.01, 4.02, 4.03, 4.10(b), 7.10(c), 7.10(e) and 7.11 and (b) Article IX.

“ProFrac Services” has the meaning set forth in the preamble hereto.

“Proxy Statement” means the proxy statement to be sent to the Stockholders in connection with the matters contemplated by Section 7.10.

“Records” has the meaning set forth in Section 2.01(e).

“Registration Rights Agreement” means that certain registration rights agreement, dated as of June 22, 2022, by and among the Company, ProFrac Holdings, LLC, a Texas limited liability company, and ProFrac, as amended.

“Regulation S-K” means SEC Regulation S-K.

“Release” or “Released” has the meaning set forth in 42 U.S.C. Section 9601(22).

“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, partners, members, stockholders, counsel, accountants, financial advisors, engineers, consultants and other advisors or any other representatives of such Person.

“Residual Amount” has the meaning set forth in the recitals.

“Restructuring” means, collectively, the transactions set forth on Exhibit J.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.01 (Organization and Good Standing), 4.02 (Authorization), 4.03 (Non-Contravention), 4.06 (Title to and Sufficiency of Acquired Assets), 4.07(c) (Intellectual Property) and 4.13 (Brokers).

“Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, executable code, or object code; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing; (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stockholder Approval” means approval by the Stockholders to issue the shares of Common Stock underlying the Warrant without ownership limitations; provided that for purposes of this definition, such approval will require the affirmative vote of a majority of the voting power of Common Stock present in person or by proxy and entitled to vote on the proposal at the meeting; provided further, however, that if a higher threshold is required by the rules and regulations of the NYSE, “Stockholder Approval” shall mean such higher threshold.

“Stockholders” means the holders of the outstanding shares of Common Stock.

“Straddle Period” means a taxable period that begins before the Closing Date and ends on or after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, 50% or more of the equity interests, of which is owned directly or indirectly by such first Person; provided that for purposes of this definition, neither the Company, Buyer, nor any of the Company’s other Subsidiaries will be deemed to be a Subsidiary of ProFrac.

“Supply Agreement” means that certain Chemical Products Supply Agreement, as amended, dated as of February 2, 2022, by and between Flotek Chemistry and Profrac Services.

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges in the nature of a tax (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including income, franchise, profits, gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, unclaimed property, escheat, capital stock, license, license fee, utility revenue, branch, payroll, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, environmental, production, estimated, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information), supplied to or required to be supplied to any Governmental Authority in respect of Taxes.

“Trade Secrets” means any confidential and proprietary information, trade secrets, know how, designs, processes, inventions, techniques, methods, formulae, algorithms, layouts, designs and specifications, source code, technical data, customer and supplier lists, pricing, cost information, and business and marketing plans.

“Transaction Documents” means (a) this Agreement, (b) the Bill of Sale, Assignment and Assumption Agreement, (c) the Intellectual Property Assignment, (d) the Intellectual Property License, (e) the Warrant, (f) the Note, (g) the Security Agreement, (h) the Voting Agreement, and (i) the D&O Voting Agreement, as the case may be, and each other document contemplated hereby or thereby.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transitional Marks” means any trademarks, service marks, trade names or logos affixed or otherwise displayed on any of the Acquired Assets.

“UCA Contracts” means all purchase orders and other Contracts with third parties related to the manufacture, service or maintenance of the Under Construction Assets.

“Under Construction Assets” has the meaning set forth in Section 2.01(d).

“U.S. Dollars” means the lawful currency of the United States.

“Warrant” has the meaning set forth in the recitals.

1.02 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include all other genders; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement); references to Persons include their respective successors and permitted assigns and, in the case of

Governmental Authorities, Persons succeeding to their respective functions and capacities; any statement to the effect that any information, document or other material has been “made available” to Buyer shall mean that such information, document or material was made available by Seller to Buyer for review prior to the execution of this Agreement, by either (a) delivering such information to Buyer via email, or (b) uploading such information to the Data Room; and all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Currency amounts referenced herein are in U.S. Dollars.

ARTICLE II.

PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

2.01 Acquired Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall, or shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, assume, and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of the following assets, properties and rights (collectively, the “Acquired Assets”):

(a) all of the assets listed on Schedule 2.01(a) (collectively, the “Principal Assets”);

(b) all inventory listed on Schedule 2.01(b) (the “Acquired Inventory”);

(c) all other equipment, personal property and assets listed or identified on Schedule 2.01(c);

(d) the equipment under construction set forth on Schedule 2.01(d) (the “Under Construction Assets”);

(e) all Intellectual Property set forth on Schedule 2.01(e) (the “Intellectual Property Assets”);

(f) the Contracts set forth on Schedule 2.01(f) (collectively, the “Assigned Contracts”);

(g) all Permits, including Environmental Permits, which are held by Seller or its Affiliates and required for the ownership and use of the Acquired Assets, including those set forth on Schedule 2.01(g);

(h) copies of all books, records, documents, drawings, reports, historical operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and insurance loss runs, in each case, relating to the Acquired Assets and in the possession of Seller or its Affiliates (the “Records”);

(i) to the extent transferable, all rights of Seller or its Affiliates to any unexpired warranties, representations, indemnities, and guarantees made or given by manufacturers, contractors, architects, engineers, consultants, vendors, suppliers and other third parties solely with respect to the Acquired Assets, including pursuant to the UCA Contracts;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities;

(k) all deposits and prepaid amounts relating to the Acquired Assets; and

(l) all claims, causes of action, rights and defenses of Seller or its Affiliates against third parties to the extent relating to an Acquired Asset or an Assumed Liability.

2.02 Excluded Assets. Nothing in this Agreement shall constitute or be construed as conferring on Buyer, and Buyer shall not be required to purchase or acquire the following rights, assets and properties (collectively, the “Excluded Assets”):

(a) all of the rights and interests of Seller and any Affiliate of Seller in, to, under or pursuant to any Contract other than the Assigned Contracts;

(b) any accounts receivable for the period prior to the Closing;

(c) all cash and cash equivalents, bank accounts, securities, accounts, bank deposits, and similar items held or maintained by Seller or any of its Affiliates, and all rights or interests in the cash management system of Seller;

(d) all certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures or other Persons, in any such case owned (beneficially or of record) by Seller or any of its Affiliates;

(e) any real property owned or leased by Seller or is Affiliates;

(f) all rights of Seller and its Affiliates arising under this Agreement, the other Transaction Documents or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any other Transaction Document;

(g) all (i) refunds or credits, if any, of Taxes (A) that relate to Seller, Holdings II, and ProFrac for any period; and (B) with respect to the Acquired Assets or the Business and that are attributable to the Pre-Closing Tax Period and (ii) all Tax Returns and work papers related to Taxes;

(h) all claims, causes of action, counterclaims, cross claims, offsets or defenses arising, occurring or existing in favor of Seller or any Affiliate of Seller to the extent relating to or attributable to (i) the Excluded Liabilities or (ii) this Agreement, the other Transaction Documents or any other instrument or document executed and delivered pursuant to the terms of this Agreement or the other Transaction Documents; and

(i) all insurance policies relating to the Acquired Assets maintained by or on behalf of Seller, including all insurance recoveries and return of premiums due thereunder, rights to assert claims with respect to any such policies and all premium deposits, claims deposits and other security deposits in connection therewith.

2.03 Assumption of Liabilities. As of the Effective Time, Buyer shall assume, and shall thereafter pay, perform or otherwise discharge only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are attributable to any period of time after the Effective Time or are required to be performed after the Effective Time, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates prior to the Effective Time;

(b) all Liabilities associated with, arising from or attributable to the ownership, operation, use, or condition of the Acquired Assets from and after Effective Time; and

(c) all Liabilities for (i) Taxes imposed on, or arising with respect to, any of the Acquired Assets for any Post-Closing Tax Period and (ii) Taxes for which Buyer is responsible pursuant to Section 7.02(a).

2.04 Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.03, Buyer shall not assume or become obligated to pay, perform or discharge, any Liabilities of Seller or its Affiliates or any other Liability that is not an Assumed Liability, including the following (collectively, the “Excluded Liabilities”):

(a) all Liabilities relating to or arising out of the Excluded Assets;

(b) Seller’s and its Affiliates’ Liabilities and obligations (i) under this Agreement, the Transaction Documents and the UCA Contracts, and (ii) arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the Transaction Documents and the Transactions, including the Restructuring and the fees and expenses of counsel, accountants, consultants, advisors and others;

(c) all Liabilities for (i) Taxes imposed on, or arising with respect to, the Business, the Acquired Assets or the Assumed Liabilities, in each case for any Pre-Closing Tax Period (other than Taxes for which Buyer is responsible pursuant to Section 7.02(a)); or (ii) other Taxes of Seller (or any member of or Affiliate of Seller) of any kind, including any Liabilities for Taxes of Seller (or any member of or Affiliate of Seller) that may become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law; and

(d) all Liabilities in respect of Assigned Contracts that relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates on or prior to the Effective Time.

ARTICLE III.

CLOSING; CONSIDERATION

3.01 Closing. On the terms and subject to the conditions set forth herein, (i) the consummation of the purchase and sale of the Acquired Assets, (ii) the Company’s issuance, sale, transfer, and delivery to Seller of the Warrant, (iii) Buyer’s execution and delivery to Seller of the Note, and the other transactions contemplated hereby (collectively, the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The Closing shall be effective for all purposes as of the Effective Time.

3.02 Consideration.

(a) The aggregate consideration for the Acquired Assets and the other Transactions (the “Consideration”) shall be equal to the total of:

(i) an amount equal to $17,552,108.62 (the “Offset Price”); plus

(ii) the assumption of the Assumed Liabilities; plus

(iii) the Warrant; plus

(iv) the Note; plus

(v) the Residual Amount.

(b) In lieu of cash, the Offset Price shall be paid by offset against outstanding and currently payable Order Shortfall Payments due in respect of calendar year 2024 payable to Flotek Chemistry under the Supply Agreement, which as of Closing equals $17,552,108.62 (the “2024 OSP”).

(c) With respect to the 2024 OSP:

(i) Flotek Chemistry and ProFrac Services acknowledge and agree that, effective as of and subject to the Closing, the 2024 OSP shall be deemed to be paid and satisfied in full, irrevocably discharged, and terminated, without any further action on the part of Flotek Chemistry or ProFrac Services following the Closing.

(ii) Effective as of and subject to the Closing, Flotek Chemistry, on behalf of itself and each of its Affiliates, successors and assigns, hereby unconditionally and irrevocably releases ProFrac Services and its Affiliates and each of their respective successors and assigns, officers, directors, managers, employees, shareholders, members, partners, agents and representatives from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, controversies, agreements, liabilities, complaints, demands, judgments, executions, warranties, claims, costs, damages, obligations, liabilities and expenses (including attorneys’ fees and costs) of any nature or kind whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, in any way, directly or indirectly, relating to, arising out of, in connection with or related to the 2024 OSP, including the calculation and amount thereof. Each of Flotek Chemistry and ProFrac Services acknowledges and agrees that this Section 3.02 is intended to represent a full and final settlement of all claims, differences and disputes relating to the 2024 OSP, including the calculation and amount thereof. However, nothing contained in this Section 3.02 is intended to serve as a waiver or release of any other right or claim Flotek Chemistry or ProFrac Services may have under the Supply Agreement unrelated to the 2024 OSP, including the calculation and amount thereof.

(d) With respect to any Future OSP, the Parties, including Flotek Chemistry and ProFrac Services, acknowledge and agree that any Future OSP shall, without any further action by any Party, be offset (through one or more applications) by the Residual Amount (the “Residual Offset”); provided, however, that the Residual Offset shall be applied (through one or more applications) in full prior to any offset of Future OSP that may occur pursuant to Section 3.2(c) of the Note.

3.03 Seller Closing Deliverables. At the Closing, Seller shall deliver, or cause its appropriate Affiliate to deliver, to Buyer (unless otherwise set forth below) the following:

(a) (i) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Seller, effecting the assignment to and assumption by Buyer of the Acquired Assets (other than the Under Construction Assets) and the Assumed Liabilities, and (ii) all titles to any vehicles and trailers included in the Acquired Assets, together with all paperwork required to transfer title to such vehicles and trailers to Buyer, in each case as reasonably determined by Buyer;

(b) an Intellectual Property assignment, in the form of Exhibit B hereto (the “Intellectual Property Assignment”) and duly executed by Seller and ProFrac Services, transferring all of Seller’s and ProFrac Service’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(c) an Intellectual Property license agreement, in the form of Exhibit C hereto (the “Intellectual Property License”) and duly executed by ProFrac Services, granting Buyer a license for the use of the Licensed IP;

(d) a certificate of an executive officer of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent) of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (B) the name, title, incumbency and signatures of the officers of Seller authorized to execute this Agreement and each of the other Transaction Documents on behalf of Seller; and

(e) a security agreement in the form of Exhibit G hereto (the “Security Agreement”), duly executed by Seller;

(f) a Voting Agreement in the form of Exhibit H hereto (the “Voting Agreement”), duly executed by Holdings II and the other Holders (as defined in the Voting Agreement) party thereto;

(g) a Voting Agreement for directors and executive officers of the Company, in the form of Exhibit I hereto (“D&O Voting Agreement”), duly executed by Holdings II; and

(h) such other documents, certificates, agreements, and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Transactions.

3.04 Buyer Closing Deliverables. At the Closing, Buyer shall deliver, or cause its appropriate Affiliate to deliver, to Seller (unless otherwise set forth below) the following:

(a) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(b) the Intellectual Property Assignment, duly executed by Buyer;

(c) the Intellectual Property License, duly executed by Buyer;

(d) a certificate of an executive officer of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent) of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (B) the name, title, incumbency and signatures of the officers of Buyer authorized to execute this Agreement and each of the other Transaction Documents on behalf of Buyer; and

(e) the Warrant, duly executed by the Company;

(f) the Note, duly executed by Buyer;

(g) the Security Agreement, duly executed by Buyer;

(h) the Voting Agreement, duly executed by the Company;

(i) the D&O Voting Agreement, duly executed by the Company and the Company’s directors and executive officers; and

(j) such other documents, certificates, agreements, and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Transactions.

3.05 Consideration Allocation. Seller and Buyer shall allocate the Consideration and any other items that are treated as additional consideration for Tax purposes paid by Buyer to Seller among the asset classes set forth on IRS Form 8594 (Asset Acquisition Statement Under Section 1060) in accordance with applicable Tax Laws (the “Allocation Principles”). Within 60 days after the Closing Date, Seller will deliver to Buyer a draft allocation of the Consideration allocation and any other items that are treated as additional consideration for Tax purposes among such asset classes, which draft allocation will be prepared in accordance with the terms hereof and the Allocation Principles (the “Allocation”). Buyer will have the right to review such Allocation and will notify Seller in writing of any objections within 30 days after receipt of such Allocation. The Parties will cooperate in good faith to reach agreement on the disputed items or amounts, if any. If the Parties are unable to reach an agreement regarding the Allocation, then within 30 days following receipt by Buyer of Seller’s written objections, any disagreement will be resolved by the office of EY LLP, or, if such Person is not willing or able to serve in such capacity, then another impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”), whose involvement will be limited solely to disputed items. Any Allocation determined pursuant to the decision of the Independent Accountant will incorporate, reflect and be consistent with the Allocation Principles. The Allocation, as prepared by Seller if no timely written objection by Buyer has been given, as adjusted pursuant to any agreement between the Parties, or as determined by the Independent Accountant, (the “Final Allocation”) will be final and binding on the Parties. Any fees and expenses of the Independent Accountant will be borne equally by Seller, on the one hand, and Buyer, on the other hand. Buyer and Seller will each file and, as applicable, will cause their relevant Affiliates to file, IRS Form 8594 and any other comparable forms required under applicable Tax Laws and all federal, state and local Tax Returns, in accordance with the Final Allocation unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code. Buyer and Seller each agrees that it will not take, nor permit any of its Affiliates to take, any Tax position that is inconsistent with the Final Allocation in any proceeding before any Governmental Authority (or otherwise).

3.06 Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, are not permitted to be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any assignment would be ineffective or would materially impair Buyer’s rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, if requested by Buyer, Seller, to the maximum extent permitted by Law, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Buyer in any other reasonable arrangement (such as subleasing, sublicensing or subcontracting) designed to provide such benefits to Buyer.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Seller Disclosure Schedule, Seller (and (i) solely with respect to Sections 4.01, 4.02, 4.03, and 4.10(b), ProFrac and (ii) solely with respect to Section 4.07, ProFrac Services) represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof (except for any representation or warranty that is made as of a specified date, in which case it shall be true and correct as of such date):

4.01 Organization and Good Standing. Each of ProFrac and Seller has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of formation or organization (as applicable) and has all requisite corporate, partnership, or limited liability company (as applicable) power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.

4.02 Authorization. Each of ProFrac and Seller has all requisite corporate, partnership, or limited liability company (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents by each of ProFrac and Seller and the performance of their respective obligations hereunder and thereunder have been duly authorized by all necessary action under their respective Organizational Documents. This Agreement and the other Transaction Documents to which each of ProFrac and Seller is or will be a party have been or will be duly executed and delivered by each of them and, after such execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, will constitute legal, valid and binding obligations of each of ProFrac and Seller, enforceable against them (as applicable) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

4.03 Non-Contravention. The execution, delivery and performance by each of ProFrac and Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of ProFrac or Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Acquired Assets; (c) require the consent of any Person under, or result in a material breach of, any Assigned Contract; or (d) result in the creation or imposition of any Lien on the Acquired Assets, except, in the case of clause (c) that would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby and thereby.

4.04 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or to be made by Seller or any of its Affiliates with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement and the other Transaction Documents to which Seller or any such Affiliate is or will be a party.

4.05 Legal Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any Affiliate of Seller relating to the Acquired Assets by or before any Governmental Authority. Since January 1, 2020, there have been no material Proceedings involving Seller or any of its Affiliates relating to the Acquired Assets by or before any Governmental Authority.

(b) There are no Orders outstanding against Seller or any of its Affiliates relating to the Acquired Assets, other than Orders of general applicability.

4.06 Title to and Sufficiency of Acquired Assets.

(a) Seller or ProFrac Services is the sole and exclusive owner of and has title to all of the Acquired Assets, free and clear of all Liens. The Assignment and Assumption Agreement and Intellectual Property Assignment, and the endorsements, assignments and other instruments to be executed and delivered by Seller and ProFrac Services to Buyer at the Closing will effectively transfer to Buyer good title to, and ownership of, the Acquired Assets free and clear of all Liens.

(b) The Acquired Assets, together with the Licensed IP, constitute all of the assets and Intellectual Property owned by Seller or any of its Affiliates as of the Closing Date and primarily related to the Principal Assets or the Under Construction Assets.

(c) To the Knowledge of Seller, the machinery and equipment and other tangible personal property included in the Acquired Assets are (or with respect to the Under Construction Assets, will be upon delivery to Buyer) in good operating condition, in a reasonable state of maintenance and repair and suitable for their immediate use in the ordinary course, wear and tear excepted.

(d) Other than the Assigned Contracts, there are no Contracts that apply to or restrict the use of the Acquired Assets.

4.07 Intellectual Property.

(a) The Intellectual Property Assets and the Licensed IP constitute all of the Intellectual Property owned by Seller or any of its Affiliates as of the Closing Date (i) that are currently embodied in the Principal Assets or the Under Construction Assets or (ii) that could be applied to the Principal Assets or the Under Construction Assets in the future; provided, however, that nothing in this Section 4.07(a) shall constitute or be deemed to be a warranty regarding noninfringement of Intellectual Property held by third parties, which is addressed exclusively in Section 4.07(d). There are no conflicting rights regarding the ownership of any Intellectual Property Assets. All such Intellectual Property Assets (other than non-exclusive software licenses that are included within the Software Stack described on Schedule 2.01(e)) are validly and exclusively owned by Seller or ProFrac Services, are enforceable and are not subject to any pending cancellation. The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property Asset.

(b) Seller or ProFrac Services owns or possesses sufficient rights in or to the Licensed IP to grant Buyer the rights set forth in the IP License Agreement.

(c) Neither Seller nor ProFrac Services has (i) agreed to transfer ownership (or joint or partial ownership) of any Intellectual Property Asset to any Person or (ii) granted or agreed to grant to any Person any exclusive license of or exclusive right to use or joint ownership of any Intellectual Property Asset.

(d) Neither Seller nor ProFrac Services has received any written communication in the three (3) years prior to the date hereof alleging that (i) Seller or any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any respect, (ii) challenges the use, ownership or licensing of any Intellectual Property Asset, or (iii) there has been any material breach of any license, sublicense or other agreement relating to the Intellectual Property Assets. To the Knowledge of Seller, none of the Intellectual Property Assets interfere with, infringe, or misappropriate any Intellectual Property rights owned by any Person, and neither Seller nor ProFrac Services has Knowledge of any Person that is or may be interfering with, infringing upon, or violating any Intellectual Property right relating to the Intellectual Property Assets.

(e) Seller and its Affiliates have used commercially reasonable efforts to maintain and protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets. All employees of Seller or its Affiliates who have contributed to the conception, authorship, or development of any Intellectual Property Asset for or under the direction of Seller or ProFrac Services have executed and delivered to Seller or ProFrac Services a written agreement providing for the assignment (by way of a present grant of assignment) by such employee to Seller or ProFrac Services of all Intellectual Property rights conceived of, authored, or developed by such employee in connection with his or her employment by Seller or ProFrac Services.

(f) Neither Seller nor its Affiliates has agreed to escrow, disclose, release, license, make available, or deliver any source code to any Software owned by Seller or its Affiliates which is an Acquired Asset under any circumstance to any third party. No Person other than Seller is in possession of any such source code or has been granted any license or other right with respect therein or thereto. Neither Seller nor any of its Affiliates is a party to any agreement or arrangement that would provide any Governmental Authority, consortium, university or educational institution with any claim of ownership to any Intellectual Property Asset or Intellectual Property that is owned by Seller which relates to any Intellectual Property Asset.

(g) To the Knowledge of Seller, no Software included in the Acquired Assets contains (i) any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware or (ii) any unauthorized feature (including any back door, drop dead device, time bomb, Trojan horse, virus, worm, spyware or adware or any other code) designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, and Seller has implemented reasonable measures designed to prevent the introduction of such malicious code into Software, systems, and networks included in the Acquired Assets, including firewall protections and regular virus scans.

4.08 Assigned Contracts.

(a) Seller has made available to Buyer a true, correct and complete executed copy of each Assigned Contract. Each Assigned Contract is a legal, valid, binding and enforceable obligation of Seller or its applicable Affiliate (except to the extent enforceability may be limited by any Bankruptcy and Equity Exception), and there exist no material defaults by Seller or, to Seller’s Knowledge, of any other party thereto. Seller has not received written notice of (i) any violation of, or failure to comply with, any material term or requirement of any Assigned Contract or (ii) the intention of any party to terminate any Assigned Contract.

(b) No event of default by Seller under any Assigned Contract will occur as a result of the transactions contemplated under this Agreement, including the assignment of the Assigned Contracts to Buyer. To Seller’s Knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect to any Assigned Contract. Seller has not made any agreement currently in effect with any party to any Assigned Contract for any material deduction from or material increase to any amount payable thereunder. To Seller’s Knowledge, there are no current facts, events or occurrences which in any way impair the validity or enforcement of any Assigned Contract or reduce or increase the amounts currently payable thereunder.

4.09 Taxes.

(a) Seller or its Affiliates has timely filed or had timely filed on its behalf in each and every jurisdiction in which it is required to so file all material Tax Returns that it was required to file in respect of the Acquired Assets, taking into account any extension of time within which to file, and all such Tax Returns were correct and complete in all material respects. All material deficiencies asserted or assessments relating to the Acquired Assets made as a result of any examination of the Tax Returns referred to in the preceding sentence have been paid in full or otherwise finally resolved or are being contested in good faith by appropriate proceedings. In respect of the Acquired Assets, Seller has paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) for which it may be liable. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller with respect to the Acquired Assets or the Assumed Liabilities.

(b) Neither Seller nor any of its Affiliates is a party to any Proceeding by any Governmental Authority with respect to Taxes or Tax Returns relating to the Acquired Assets or the Assumed Liabilities. There are no pending or, to Seller’s Knowledge, threatened Proceedings by any Governmental Authority with respect to Taxes or Tax Returns relating to the Acquired Assets or the Assumed Liabilities.

(c) There are no Liens for Taxes upon any of the Acquired Assets nor, to Seller’s Knowledge, is any Governmental Authority in the process of imposing any Liens for Taxes on any of the Acquired Assets, except, in either case, Permitted Liens.

4.10 Compliance with Laws. Without duplication to the representations and warranties set forth in Section 4.11:

(a) During the past seven (7) years Seller and each of its Affiliates (a) has complied in all material respects with all Laws applicable to the ownership and use of the Acquired Assets and (b) has not received written notice of any default or violation of any Laws by which any Acquired Asset is bound.

(b) ProFrac and Seller are each in material compliance with each material Law that is applicable to them and their business. Neither ProFrac nor Seller has received any written notice or, to the Knowledge of Seller, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability, or (ii) any actual, alleged, possible, or potential obligation on the part of ProFrac or Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.11 Environmental Matters. To the Knowledge of the Seller:

(a) The ownership and operation of the Acquired Assets are and have been for the seven (7) years prior to the date of this Agreement, in compliance in all material respects with all applicable Environmental Laws. Neither Seller nor any of its Affiliates has received from any Person, with respect to the Acquired Assets, any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law that would be an Assumed Liability.

4.12 Permits. All Permits included in the Acquired Assets are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Seller has made available to Buyer a true, correct and complete copies of each such Permit. Buyer shall be responsible, at its sole cost and expense, to obtain the transfer of any Permits and/or Environmental Permits that may be required in connection with the continued operations of the Acquired Assets and the Business post-closing.

4.13 Brokers. Except for Piper Sandler & Co., the fees, commissions and expenses of which shall be paid by ProFrac or Seller, no agent, broker, finder, investment or commercial banker, or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Seller or its Affiliates.

4.14 Solvency. Seller and its Affiliates (all taken as a whole), shall immediately following the Closing (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of Seller and its Affiliates. In connection with the transactions contemplated by this Agreement, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.15 Investment Representations.

(a) Accredited Investor Status; Sophisticated Purchasers. Seller is an Institutional Accredited Investor and is able to bear the risk of its investment in the Securities. Seller has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Securities and has so evaluated the merits and risks of the Securities.

(b) Acquisition for Own Account. Seller is acquiring the Securities pursuant to this Agreement for its own account for investment purposes and not with a view toward, or for resale or transfer in connection with, the sale or distribution thereof within the meaning of the Securities Act that would be in violation of the Securities Act.

(c) Information. Seller or its Representatives have been given access to and an opportunity to examine such documents, materials, and information concerning the Company as Seller deems to be necessary or advisable in order to reach an informed decision as to an investment in the Company, to the extent that the Company possesses such information, has carefully reviewed and understands these materials and has had answered to Seller’s full satisfaction any and all questions regarding such information.

(d) Securities Not Registered. Seller has been advised by the Company and understands that: (i) the Securities are being privately placed by the Company pursuant to an exemption from registration provided under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act and neither the offer nor sale of any Securities pursuant to this Agreement has been registered under the Securities Act or any state “blue sky” laws; (ii) the Securities being acquired by Seller pursuant to this Agreement are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired by Seller from the Company in a transaction not involving a public offering and, subject to Seller’s rights under this Agreement and the other Transaction Documents, Seller must continue to bear the economic risk of the investment in its Securities indefinitely unless the offer and sale of the Securities are subsequently registered under the Securities Act and all applicable state securities or “blue sky” laws or an exemption from such registration is available; (iii) a restrictive legend shall be placed on the certificates representing the Securities; and (iv) a notation shall be made in the appropriate records of the Company indicating that the Securities are subject to certain restrictions on transfer.

(e) No General Solicitation. Seller acknowledges and agrees that neither the Company nor any other Person offered to sell to it the Securities by means of any form of general solicitation or advertising, including but not limited to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or any seminar or meeting whose attendees were invited by any general solicitation or general advertising. Seller further acknowledges and agrees that it was solicited or became aware of the investment in the Securities either through (i) a substantive, pre-existing relationship with the Company, (ii) direct contact with the Company or its agents outside of any public offering effort, and/or (iii) through contacts by the Company not identified through any public offering.

(f) No Side Agreements. Except as set forth in public filings made by ProFrac or the Company with the SEC, there are no other agreements by, among or between ProFrac and any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby (other than the Transaction Documents and the Lease Agreement), and there are no promises or inducements for future transactions by, among or between ProFrac and any of its Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand.

(g) Reliance Upon Representations and Warranties. Seller understands and acknowledges that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of Seller set forth in this Agreement (i) in concluding that the offer and sale of the Securities is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) to determine the applicability of such exemptions in evaluating the suitability of Seller to purchase the Securities.

(h) Independent Investment Decision. Seller has made an independent investment decision with respect to this Agreement and the Securities.

4.16 Transfer; Pledge. Subject to Seller’s rights under this Agreement and the other Transaction Documents, Seller has no intention to, directly or indirectly, offer, sell, transfer, or otherwise dispose of any of the Securities except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

4.17 Restructuring. Prior to the date hereof, Seller and its Affiliates have consummated the Restructuring in accordance with Exhibit J and applicable Law and have obtained all necessary authorizations and consents required to give effect to the Restructuring.

4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Seller Disclosure Schedule) and in the Transaction Documents, or in certificates delivered under or pursuant to this Agreement or the Transaction Documents, neither ProFrac or Seller, nor any other Person on behalf of either of them, has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Assets furnished or made available to the Company, Buyer and their Representatives (including any information, documents or material made available to the Company, Buyer and their Representatives in any virtual data room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Business or the Acquired Assets, or any representation or warranty arising from statute or otherwise in law; provided, however, that this Section 4.18 shall not preclude any Buyer Indemnitee from asserting claims for fraud (whether under Article VIII or at law or in equity).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof (except for any representation or warranty that is made as of a specified date, in which case it shall be true and correct as of such date):

5.01 Organization and Good Standing. Buyer has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.

5.02 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary limited liability company action of Buyer. This Agreement and the other Transaction Documents to which Buyer is or will be a party have been or will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of the Transaction Documents by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.

5.03 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or be made by Buyer or any of its Affiliates with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which each is or will be a party, except as would not reasonably be expected to impede or materially delay the consummation of, or materially impair the ability of Buyer to consummate, the Transactions.

5.04 Non-Contravention. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of Buyer, (b) a breach or violation of, a termination of, a right of termination, cancellation or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Buyer pursuant to, any Contract to which Buyer is a party (with or without notice or lapse of time or both) or (c) a breach or violation of, or a default under, any Law to which Buyer or its Affiliates are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, materially impair the ability of Buyer to consummate, the Transactions.

5.05 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Authority that relate to the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions, in each case that, individually or in the aggregate, would reasonably be expected to impede or materially delay the consummation of, or materially impair the ability of Buyer to consummate the Transactions.

5.06 Brokers. Except for Lazard Frères & Co. LLC, the fees, commissions and expenses of which shall be paid by the Company or Buyer, no agent, broker, finder, investment or commercial banker, or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Buyer or its Affiliates.

5.07 Compliance with Laws. Buyer is in material compliance with each material Law that is applicable to it and its business. Buyer has not received any written notice or, to the Knowledge of Buyer, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability, or (ii) any actual, alleged, possible, or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature), the Company represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date hereof (except for any representation or warranty that is made as of a specified date, in which case it shall be true and correct as of such date):

6.01 Corporate Existence. The Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. The Company has all requisite corporate power and authority to conduct its business as currently conducted and to own and lease its property and other assets as now owned or leased, and has all material governmental licenses, authorizations, consents, and approvals necessary to own its property and to conduct its business as its business is currently conducted and as described in the Company SEC Documents, except where the failure to obtain such licenses, authorizations, consents, and approvals could not reasonably be expected to have a Material Adverse Effect. The Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by the Company makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.02 No Conflicts or Litigation. The execution, delivery, and performance by the Company of each Transaction Document to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Transaction Documents, and compliance by the Company with the terms and provisions hereof and thereof, do not and will not (i) violate any provision of any Law, governmental permit, determination, or award applicable to the Company or any of their respective properties, (ii) conflict with or result in a violation of any provision of the Organizational Documents of the Company, (iii) other than the Stockholder

Approval, require any consent or approval which has not been obtained on or prior to the date hereof or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any loan or credit agreement to which the Company is a party or by which the Company or any of their respective properties may be bound or, except in the cases of clauses (i) and (iii) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, claim, suit, or proceeding pending or, to the Company’s Knowledge, contemplated or threatened, against the Company or any of its Subsidiaries or any of their respective current officers, directors, or properties, which (individually or in the aggregate) reasonably could be expected to have a Material Adverse Effect, or which challenges the validity of the Transaction Documents, or the right of the Company to enter into any of them, or to consummate the Transactions. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

6.03 Authority and Enforceability. The Company has all necessary corporate power to execute, deliver, and perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby, including the issuance, sale, and delivery by the Company of the Securities. The execution, delivery, and performance by the Company of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby (including, without limitation, the issuance by the Company of the Securities), have been duly authorized by all necessary action on its part and, when duly executed and delivered by the parties thereto in accordance with their terms, each of the Transaction Documents will constitute the legal, valid, and binding obligations of the Company enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.04 Approvals. Except as contemplated by this Agreement, no authorization, consent, approval, waiver, license, qualification, or written exemption from, nor any filing, declaration, qualification, or registration with, any Governmental Authority or any other Person which has not been obtained on or prior to the date hereof is required in connection with the execution, delivery, or performance by the Company of each of the Transaction Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification, or written exemption, or to make such filing, declaration, qualification, or registration could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05 Certain Fees. Except for Lazard Frères & Co. LLC, the fees, commissions and expenses of which shall be paid by the Company or Buyer, no agent, broker, finder, investment or commercial banker, or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of the Company, Buyer or their Affiliates.

6.06 Compliance with Laws. The Company is in material compliance with each material Law that is applicable to it and its business. The Company has not received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.07 Transactions with Affiliates. Except as disclosed in any Company SEC Documents, there are no transactions, or series of related transactions, agreements, arrangements, or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company’s Subsidiaries) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

6.08 Securities Law Matters.

(a) The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) that have been filed or were required to be filed or furnished by it under the Exchange Act or the Securities Act since December 31, 2022 (all such documents collectively, the “Company SEC Documents”). The Company SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) were prepared in conformity with generally accepted accounting principles for financial reporting in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments), in all material respects, the consolidated financial position of the business of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. KPMG LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

(b) The Company is not aware of any event or condition that would cause or would be reasonably likely to cause the Company not to file annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act within the times specified for such filings (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any similar or successor grace period).

(c) Neither the Company nor any of its Subsidiaries, nor any current director or officer thereof, is or since December 31, 2022, has been the subject of any action, claim, suit, or proceeding involving a claim of violation of or liability under federal or state securities Law or a claim of breach of fiduciary duty. During the past two (2) years there has not been and, to Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current director or officer of the Company.

ARTICLE VII.

COVENANTS

7.01 Access to Information. Subject to applicable Law, Seller shall and shall cause its Affiliates to (a) retain all records pertaining to the Acquired Assets for a period of five (5) years from the Closing Date and (b) provide Buyer with reasonable access without hindering the normal operations of Seller and its Affiliates (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Seller’s or its Affiliates’ personnel to such records with respect to the Acquired Assets for periods prior to the Closing Date, in each case for Buyer’s preparation of financial statements, Taxes, reporting obligations, compliance with Laws and other reasonable purposes.

7.02 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due by the Party responsible for such Taxes, and such Party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party shall cooperate with respect thereto as necessary). Buyer and Seller agree to use their reasonable efforts to obtain any certificate or other document from any Tax authority as may be necessary to mitigate, reduce or eliminate any transfer Taxes that could be imposed in connection with the transactions contemplated by this Agreement.

(b) From and after the Closing, the Parties shall (and shall cause their respective Affiliates to) cooperate fully and in good faith with each other and make available or cause to be made available to each other in a timely fashion for consultation, inspection and copying, as applicable, such personnel, Tax data, Tax Returns and filings (or portions thereof), files, books, records, documents, financial, technical and operating data, computer records and other information, as may reasonably be requested by the other Party in connection with (i) the preparation or filing by such other Party or any Affiliate thereof of any Tax Return; (ii) any audit or other examination by any Tax authority of or affecting a Party (or an Affiliate thereof) to the extent such audit or examination relates to or arises from the Transactions, the Acquired Assets; (iii) any judicial, regulatory or administrative Proceeding relating to liability for Taxes relating to the Acquired Assets; or (iv) any claim for refund of Taxes relating to the Acquired Assets (if not inconsistent with this Agreement); provided, however, that a Party shall have no obligation to provide access to (A) any information protected by legal privilege or that it is contractually prohibited from providing to the other, it being agreed that such Party shall use commercially reasonable efforts to remove or obtain a waiver of such contractual prohibitions, or (B) any information related to Income Taxes.

(c) For all purposes under this Agreement involving the determination of Taxes (including the determination of Taxes that constitute Assumed Liabilities and Excluded Liabilities), in the case of Taxes that are payable with respect to any period that includes a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending at the Effective Time shall be (i) in the case of Taxes that are (x) Income Taxes, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible) or other transaction-based Taxes, deemed equal to the amount which would be payable if the taxable year ended at the Effective Time; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending at the close of business on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.

7.03 Confidentiality; Publicity.

(a) Each Party shall treat as confidential, shall not disclose to any other Person and shall safeguard any information relating to the subject matter of this Agreement by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information such Party uses with respect thereto prior to the execution of this Agreement; provided, however, that nothing in this Section 7.03 shall prevent the disclosure of any such information, knowledge or data to any directors, officers, employees or other Representatives of a Party to whom such disclosure is necessary to consummate the Transactions if such Persons are informed of the confidential nature of such information and are required by Buyer to comply with the provisions of this Section 7.03.

(b) The Parties acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is or becomes generally available to the public other than as a result of a breach of the terms of Section 7.03 by the Party owing a duty of confidentiality or its Representatives, (ii) is or has previously been disclosed to the Party owing a duty of confidentiality on a non-confidential basis by a third party, provided, that such third party was not breaching an obligation of confidentiality to the other Party that was known or should have been known by the Party owing a duty of confidentiality after reasonable inquiry, (iii) was independently developed by the Party owing a duty of confidentiality without violating any of its obligations under any confidentiality agreement or this Section 7.03, or (iv) is required to be disclosed to comply with applicable Law or applicable rules or regulations of any listing authority or securities exchange; provided, that the requirement to make the disclosure does not arise from a breach by the Party owing a duty of confidentiality or its Representatives and, in the event that any demand or request for disclosure of such information is made pursuant to clause (iv), the Party owing a duty of confidentiality, to the extent practically and legally permissible, shall notify the other Party of its intention to make such disclosure and provide a list of the information it intends to disclose prior to making such disclosure and shall cooperate with the other Party so the other Party may seek, at its sole cost and expense, an appropriate protective order or other remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party owing a duty of confidentiality shall disclose only that portion of such information which it is advised by its outside counsel is required by applicable Law to be disclosed and shall use its reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such information.

(c) Each Party agrees that money damages would not be a sufficient remedy for any breach of this Section 7.03 by any other Party, and that, in addition to all other remedies it may be entitled to, each Party will be entitled to seek specific performance, injunctive and other equitable relief as a remedy for any such breach (in each case, without the requirement of posting a bond or other security or proving damages). Each Party agrees that it will not, and will cause its Representatives not to, oppose the granting of such relief on the basis that the other Party has an adequate remedy at law.

(d) Buyer and Seller each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions or any other transaction contemplated by the Transaction Documents and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transactions, except as provided in this Section 7.03.

7.04 Employees. From and after the Closing, Seller shall and shall cause its Affiliates to provide Buyer with reasonable access to the individuals listed on Section 7.04 of the Seller Disclosure Schedule so that Buyer may offer employment to such individuals in its sole discretion.

7.05 Under Construction Assets.

(a) Seller shall construct the Under Construction Assets to ensure that, upon delivery to Buyer, the Under Construction Assets substantially conform to the specifications set forth on Exhibit D.

(b) As soon as reasonably practicable following the completion of an Under Construction Asset, Seller shall (i) deliver or cause to be delivered to Buyer such Under Construction Asset together with any documentation that will be required to transfer title of such Under Construction Asset to Buyer and (ii) provide Buyer with a reasonable opportunity to inspect such Under Construction Asset prior to acceptance, such acceptance not to be unreasonably withheld, conditioned, or delayed. In furtherance of the preceding, Seller agrees to use commercially reasonable efforts to cause the completion and delivery of the Under Construction Assets on or before January 1, 2026 (the “Outside Date”), and Buyer agrees to use commercially reasonable efforts to complete the testing, commissioning and deployment of the Under Construction Assets within 30 days after delivery to Buyer.

7.06 Seller Names and Marks. Effective as of the Closing, Buyer shall, and shall direct its Affiliates to, as soon as reasonably practicable, cease any and all uses of the Transitional Marks, including by no later than 180 days after the Closing Date (a) deleting all the Transitional Marks from all public or customer-facing materials, and deleting or stickering over the Transitional Marks in all manuals, distributed in connection with the Business, and (b) removing all the Transitional Marks from all Acquired Assets, including any signage thereon.

7.07 Bulk Transfer Laws. Buyer acknowledges that Seller and its applicable Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the Transactions. Buyer hereby waives compliance by Seller and its applicable Affiliates with the provisions of any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the Transactions.

7.08 Title Matters. As soon as practicable following the Closing, but in any event within thirty (30) days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer a bill of sale together with such other completed assignment documentation sufficient to transfer title to all trailers and vehicles included in the Acquired Assets to Buyer. In addition, to the extent that title to any other Acquired Asset has not transferred to Buyer free and clear of all Liens, Seller shall promptly, and in any event within thirty (30) days after the Closing Date, deliver or cause to be delivered all such documentation as is required to transfer title to such Acquired Assets under applicable Law, free and clear of all Liens.

7.09 Further Assurances. Subject to the provisions hereof, each Party to this Agreement shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions.

7.10 Company Stockholder Approval.

(a) The Company shall take all action necessary under all applicable Law and its Organizational Documents to call, give notice of, and hold a meeting of the Stockholders (the “Company Stockholders Meeting”) to vote on and obtain Stockholder Approval, and shall submit a proposal or proposals to the Stockholders at the Company Stockholders Meeting to obtain Stockholder Approval. The Company (in reasonable consultation with ProFrac) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting.

(b) The Company will use commercially reasonable efforts to hold the Stockholders Meeting to obtain Stockholder Approval no later than July 31, 2025; provided that such date will be extended to August 30, 2025 if and to the extent (i) the Company has incurred delays as a result of the SEC’s review of the Proxy Statement, and (ii) during such time the Company has diligently responded to and addressed any comments received by the SEC (such date, the “Approval Deadline”). The Proxy Statement shall include the recommendation of the Company Board that the Stockholders vote in favor of and to approve the transactions contemplated by the Stockholder Approval and any other matters or transactions that require Stockholder approval under applicable Law or the Company’s Organizational Documents in connection therewith at the Company Stockholders Meeting (the recommendation of the Company Board being referred to as the “Board Recommendation”). The Company will use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Law. If Stockholder Approval has not been received by the Approval Deadline (other than as a result of the breach of the Voting Agreement by ProFrac or its Affiliates party thereto), then the Company will call additional meetings (at least semi-annually) until Stockholder Approval is obtained, each in accordance with the provisions of this Section 7.10, as applicable.

(c) Neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Board Recommendation in a manner adverse to ProFrac, or adopt or propose a resolution to withdraw or modify the Board Recommendation in a manner adverse to ProFrac or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Company Board or any committee thereof does not support this Agreement or does not believe that this Agreement and the transactions contemplated hereby (including without limitation the Stockholder Approval) are in the best interests of the Stockholders; or (ii) fail to reaffirm, without qualification, the Board Recommendation, or fail to state publicly, without qualification, that this Agreement and the Stockholder Approval are in the best interests of the Stockholders upon written request of ProFrac; or (iii) resolve or propose to take any action described in clauses (i) or (ii) of this sentence (each, a “Change of Recommendation”).

(d) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under Law.

(e) If (i) there is a Change of Recommendation or (ii) Stockholder Approval is not obtained prior to the second anniversary of the Closing (other than as a result of the breach of the Voting Agreement by ProFrac or its Affiliates party thereto), then at any time following the earlier of the Change of Recommendation or such second anniversary until the Expiration Date (as defined in the Warrant), at ProFrac’s election, the Warrant will convert into a promissory note in accordance with Section 15 of the Warrant.

7.11 Proxy Statement.

(a) As promptly as practicable, and in no event later than thirty (30) days following the Closing Date, the Company shall prepare a draft of the Proxy Statement and file such Proxy Statement with the SEC. The Company shall provide ProFrac with a reasonable opportunity to review and comment on such draft prior to filing, and ProFrac shall reasonably promptly provide any such comments to the Company.

(b) The Company shall use its commercially reasonable efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause a definitive form of the Proxy Statement to be mailed to the Stockholders as promptly as practicable after the date of this Agreement. The Company shall promptly (A) notify ProFrac upon the receipt of any such comments or requests and (B) provide ProFrac and its Representatives with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholders Meeting (or any adjournment or postponement thereof), any information relating to the Company, ProFrac, or any of their respective Affiliates or Representatives should be discovered by the Company or ProFrac which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Law, disseminated to the Stockholders. Notwithstanding the foregoing, prior to responding to any comments or requests of the SEC or the filing or mailing of the Proxy Statement (or any amendment or supplement thereto), the Company shall provide ProFrac and its Representatives with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings. To the extent ProFrac and its Representative provide reasonably prompt comments thereto, the Company shall include in such drafts, correspondence, and filings all comments reasonably proposed by or on behalf of ProFrac.

(c) The Proxy Statement shall include the Board Recommendation. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Stockholders or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except for the statements or omissions based on information provided by ProFrac or its Representatives. The preliminary and definitive versions of the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

7.12 Registration Rights Agreement. The Parties agree that for purposes of the Registration Rights Agreement, the Warrant and the underlying shares of Common Stock shall be Registrable Securities (as defined in the Registration Rights Agreement).

7.13 Exchange Listing. The Company will use commercially reasonable efforts to: (i) remain in compliance with the NYSE continued listing standards; if after using commercially reasonable efforts, the Company is unable to remain in compliance with the NYSE continued listing standards, the Company will use commercially reasonable efforts to cause the Common Stock to become listed or quoted on another national securities exchange; (ii) promptly following the Stockholder Approval, prepare and file with NYSE a listing application and any other documentation reasonably necessary to list the shares of Common Stock issuable upon exercise of the Warrant on the NYSE; and (iii) maintain the listing of the Common Stock issuable upon exercise of the Warrant on the NYSE or such other national securities exchange as the Company’s Common Stock may then be listed.

ARTICLE VIII.

INDEMNIFICATION

8.01 Survival of Representations and Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until the earlier of (a) 5 years from the Closing Date or (b) the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and provided further that the Company Representations shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the Parties contained in this Agreement shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), except as explicitly specified otherwise herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party in accordance with the terms of this Article VIII prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered by or on behalf of Seller at Closing pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for any representation or warranty that is made as of a specified date, the breach of which will be determined with reference to such specified date);

(b) any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate delivered by or on behalf of Seller at Closing pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; and

(d) any Third Party Claim based upon, resulting from or arising out of Seller’s ownership, use or operation of the Acquired Assets prior to the Effective Time, but expressly excluding any matter for which a Seller Indemnitee is entitled to be indemnified under Section 8.03 or the other Transaction Documents.

8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer at Closing pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for any representation or warranty that is made as of a specified date, the breach of which will be determined with reference to such specified date);

(b) any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any certificate delivered by or on behalf of Buyer at Closing pursuant to this Agreement;

(c) any Assumed Liability; and

(d) any Third Party Claim based upon, resulting from or arising out of Buyer’s ownership, use or operation of the Acquired Assets following the Effective Time, but expressly excluding any matter for which a Buyer Indemnitee is entitled to be indemnified under Section 8.02 or the other Transaction Documents.

8.04 Indemnification by Company. Subject to the other terms and conditions of this Article VIII, Company shall indemnify and defend each of the Seller Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of any breach of any of the Company Representations, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for any representation or warranty that is made as of a specified date, the breach of which will be determined with reference to such specified date).

8.05 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 are subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $87,500 (the “Deductible”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Deductible. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $1,750,000 (the “Cap”); provided, however, that the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) with respect to Seller Fundamental Representations shall be equal to the Offset Price.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Deductible. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap; provided, however, that the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) with respect to Buyer Fundamental Representations shall not exceed the Offset Price.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.05(a) and Section 8.05(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any actual fraud or (ii) for the avoidance of doubt, any breach of any Company Representations.

(d) Each Indemnified Party shall, and shall cause any affected Affiliate to, use commercially reasonable efforts to mitigate any Loss promptly upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Loss (it being agreed that the Indemnified Party will not have to exhaust any such efforts prior to making a claim under this Article VIII), and the Indemnified Party’s failure to promptly commence such efforts shall not affect the Indemnifying Party’s obligations under this Article VIII.

8.06 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.06(b), pay, compromise, defend and, subject to the limitations set forth in this Agreement, settle such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 8.06(b). If a good faith firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 30 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written claims made with respect thereto received by the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.07 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

8.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

8.09 Exclusive Remedies. Subject to Section 9.10:

(a) The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.

(b) In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII.

(c) Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of a Party’s fraudulent or criminal misconduct.

ARTICLE IX.

MISCELLANEOUS

9.01 Entire Agreement. This Agreement and each other Transaction Document supersede all prior discussions, understandings and agreements, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the Parties with respect to the subject matter hereof and thereof.

9.02 Expenses. Except as otherwise specified in this Agreement, whether or not the Transactions are consummated, each Party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the Closing.

9.03 No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

9.04 Amendments. This Agreement may not be amended except by an instrument in writing signed by the Parties. Any agreement on the part of a Party to the waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party; provided, however, that after receipt of Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the Company’s stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of such stockholders.

9.05 Addresses for Notices. All notices, consents, and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, and shall be deemed properly served, given or made if delivered by physical (including by mail or courier) delivery or by electronic mail, in each case, to the address specified below or such other address as shall be designated in a notice in writing. Notices will be effective upon (a) the date of delivery if hand delivered, (b) the date of receipt, if sent by electronic mail with delivery receipt (provided a hard copy of such transmission is dispatched by first class mail within 24 hours), (c) five (5) Business Days after the date of mailing, if mailed by registered or certificated mail, return receipt requested, and (d) one (1) Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided that, a notice given in accordance with this Section 9.05 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in such place. Each Party may change the address by which proper notice shall be given pursuant to this Section 9.05 by providing notice to the other Party in accordance with this Section 9.05.

If to Seller or any of its Affiliates that is a Party:

c/o ProFrac Holding Corp.

333 Shops Blvd.

Suite 301

Willow Park, TX 76087

Attn: Legal Department

E-mail: [***]

with a copy to (which shall not constitute notice):

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attn: James E. Bedar and Andreas P. Andromalos

E-mail: [***]

If to Buyer or any of its Affiliates that is a Party:

PWRTEK, LLC

c/o Flotek Industries, Inc.

5775 N. Sam Houston Parkway W.

Suite 400

Houston, TX 77086

Attn: Legal Department

E-mail: [***]

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

Attn: Keith M. Townsend; Heath C. Trisdale

E-mail: [***]

9.06 Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

9.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event any such prohibition or unenforceability, the application of such provision will be interpreted so as to reasonably effect the intent of the Parties and the Parties shall use commercially reasonable efforts to replace such prohibited or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such prohibited or unenforceable provision.

9.08 Assignment. The rights and obligations of each Party under this Agreement are not assignable without the prior written consent of the other Parties, which may be withheld in each such other Party’s discretion; provided that, Buyer may, without the consent of Seller, assign its rights hereunder in whole or in part, to any of its Affiliates. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.09 No Third-Party Beneficiary. Except as expressly provided herein, including in Section 3.02, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns.

9.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement or any of the other Transaction Documents were not performed in accordance with the terms hereof and thereof, and that the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the Parties to this Agreement may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by electronic mail .PDF attachment or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all disputes between the Parties arising from or relating in any way to the subject matter of this Agreement are to be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (i) THE DELAWARE COURT OF CHANCERY IN THE STATE OF DELAWARE TO THE EXTENT THAT SUCH COURT HAS OR CAN EXERCISE JURISDICTION AND (ii) THE STATE OR FEDERAL COURTS IN WILMINGTON, DELAWARE, TO THE EXTENT THAT THE CHANCERY COURT IN THE STATE OF DELAWARE DOES NOT HAVE OR CAN NOT EXERCISE JURISDICTION, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH OF THE PARTIES HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT

OR PROCEEDING DESCRIBED IN THIS SECTION FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c) EACH OF THE PARTIES EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.12(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

PROFRAC GDM, LLC

By:	/s/ Austin Harbour
Name: Austin Harbour
Title: Chief Financial Officer

BUYER:

PWRTEK, LLC

By:	/s/ J. Bond Clement
Name: J. Bond Clement
Title: Chief Financial Officer

Acknowledged and agreed solely for purposes of the ProFrac Provisions:

PROFRAC HOLDING CORP.

By:	/s/ Austin Harbour
Name: Austin Harbour
Title: Chief Financial Officer

Acknowledged and agreed solely for purposes of the Company Provisions:

FLOTEK INDUSTRIES, INC.

By:	/s/ J. Bond Clement
Name: J. Bond Clement
Title: Chief Financial Officer

Acknowledged and agreed solely for purposes of Sections 3.02, 3.03(c) and 4.07:

PROFRAC SERVICES, LLC

By:	/s/ Austin Harbour
Name: Austin Harbour
Title: Chief Financial Officer

Acknowledged and agreed solely for purposes of Section 3.02:

FLOTEK CHEMISTRY, LLC

By:	/s/ J. Bond Clement
Name: J. Bond Clement
Title: Chief Financial Officer